$298,611,000
(APPROXIMATE)

(SPONSOR, SELLER & SERVICER)

Preliminary Term Sheet

Home Equity Mortgage Loan Asset-Backed Trust,
Series INDS 2006-1
(ISSUING ENTITY)

IndyMac MBS, Inc.
(DEPOSITOR)

FGIC
(Certificate Insurer)

April 20, 2006

The depositor has filed with the SEC a registration statement (including a prospectus) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the depositor has filed with the SEC for more complete information about this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov<outbind://5/www.sec.gov> . Alternatively, you may obtain a copy of these documents from Goldman, Sachs & Co., the underwriter, by calling 1-800-323-5678.

This preliminary term sheet does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this preliminary term sheet is preliminary and is subject to completion or change. The information in this preliminary term sheet, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes information contained in any prior similar materials relating to these securities. This preliminary term sheet is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this preliminary term sheet may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this preliminary term sheet may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

The issuer of the securities has not prepared, provided, approved or verified any statistical or numerical information presented in this preliminary term sheet, although that information may be based in part on loan level data provided by the issuer or its affiliates.

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, asset-backed securities and the asset pools backing them are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated) at any time prior to issuance. As a result, you may commit to purchase securities with characteristics that may change materially, and all or a portion of the securities may not be issued with material characteristics described in these materials. Our obligation to sell securities to you is conditioned on those securities having the material characteristics described in these materials. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities you committed to purchase, and there will be no liability between us as a consequence of the non-delivery. However, unless the class of securities you committed to purchase has been eliminated, we will provide you with revised offering materials and offer you an opportunity to purchase that class, as described in the revised offering materials.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear with this communication to which this preliminary term sheet is attached relating to:

(1)	these materials not constituting an offer (or a solicitation of an offer),
(2)	no representation that these materials are accurate or complete and may not be updated, or
(3)	these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

IndyMac Bank, F.S.B. Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2006-1 $298,611,000 (Approximate)

Structure Overview

Class(1)	Class Certificate Balance ($)(2)	Certificate Type	Expected WAL (yr) Call(3)/ Maturity(4)	Expected Principal Window Call(3) / Maturity(4)	Final Scheduled Distribution Date (5)	Target CE(6)	Expected Ratings (S / M)

A-1(7)	177,011,000	FLT / SR / SEQ	0.95 / 0.95	05/06 - 04/08 / 05/06 - 04/08	May 2036	8.100%	AAA / Aaa
A-2(7)	26,510,000	FXD / SR / SEQ	2.20 / 2.20	04/08 - 09/08 / 04/08 - 09/08	May 2036	8.100%	AAA / Aaa
A-3(7)	39,979,000	FXD / SR / SEQ	3.00 / 3.00	09/08 - 04/10 / 09/08 - 04/10	May 2036	8.100%	AAA / Aaa
A-4(7)	25,250,000	FXD / SR / SEQ	4.87 / 5.69	04/10 - 10/11 / 04/10 - 06/18	May 2036	8.100%	AAA / Aaa
A-5(7)	29,861,000	FXD / SR / NAS	5.10 / 6.18	09/09 - 10/11 / 09/09 - 04/18	May 2036	8.100%	AAA / Aaa

Non-Offered Certificates

B-1(7,8, 9)	8,871,000	FXD / SUB	N/A	N/A	N/A	5.300%	N/A
B-2(7,8, 9)	4,435,000	FXD / SUB	N/A	N/A	N/A	3.900%	N/A

(1)	The Class A and Class B Certificates will be subject to the Net WAC Cap as described herein.
(2)	Subject to a variance of +/- 5%.
(3)	To 10% Optional Termination at the Pricing Speed.
(4)	To maturity at the Pricing Speed.
(5)	The Final Scheduled Distribution Date is May 2036. This date represents the Distribution Date occurring in the first month following the maturity date of the latest maturing Mortgage Loan.
(6)	Includes target overcollateralization of 3.900%. Overcollateralization builds from an initial level of 1.550%.
(7)
Beginning with the first Distribution Date after the Optional Termination Date, the certificate margin for each of the Class A-1 Certificates will increase to two times (2x) each such Certificate’s initial certificate margin. The formula rate for each of the Fixed Rate Certificates will increase by 0.50% per annum.

(8)	The Class B Certificates will not receive principal distributions prior to the Stepdown Date.
(9)	The Class B Certificates are not offered hereby.

Pricing Speed
Fixed-Rate Mortgage Loans:	15% CPR in month 1, building linearly to 35% CPR over 12 months and 35% CPR thereafter.

Transaction Overview

Issuing Entity:	Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2006-1.
Depositor:	IndyMac MBS, Inc.
Sponsor, Seller and Servicer:	IndyMac Bank, F.S.B.
Lead Underwriter:	Goldman, Sachs & Co.
Co-Manager Underwriter:	UBS Investment Bank
Trustee / Custodian:	Deutsche Bank National Trust Company.
Certificate Insurer:	Financial Guaranty Insurance Company (“FGIC”)
Class A Certificates:	The Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates.
Class B Certificates:	The Class B-1 and Class B-2 Certificates.
Floating Rate Certificates:	The Class A-1 Certificates.
Fixed Rate Certificates:	The Class A-2, Class A-3, Class A-4, Class A-5 and Class B Certificates.
Class A-5 Certificates:
The Class A-5 Certificates will be “lock-out” certificates. The Class A-5 Certificates generally will not receive any portion of principal payment until the May 2009 Distribution Date. Thereafter, they will receive an increasing percentage of their pro-rata share of principal payable to the Class A Certificates based on a schedule.

Offered Certificates:	The Class A Certificates.
Non-Offered Certificates:	The Class B Certificates, Class C Certificates, Class P Certificates and Class R Certificates will not be offered hereby.
Expected Pricing Date:	The week of April 17, 2006.
Expected Closing Date:	April 27, 2006.
Cut-off Date:	April 1, 2006.
Record Date:
With respect to the Floating Rate Certificates, the close of business on the business day immediately preceding the related Distribution Date. With respect to the Fixed Rate Certificates, the last day of the calendar month preceding the related Distribution Date.

Distribution Date:	The 25th day of each month (or if such 25th day is not a business day, the next succeeding business day), commencing in May 2006.
Determination Date:	With respect to any Distribution Date, the 18th day of the month in which such Distribution Date occurs or, if such day is not a business day, the business day immediately preceding such 18th day.
Remittance Period:
With respect to any Distribution Date, the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs, and ending on the first day of the month in which such Distribution Date occurs.

Prepayment Period:
With respect to any Distribution Date, the period commencing on the sixteenth day of the month immediately preceding the month in which such Distribution Date occurs, (or, in the case of the first Distribution Date, April 1, 2006) and ending on the fifteenth day of the month in which such Distribution Date occurs.

Transaction Overview (Continued)

Interest Accrual Period:
With respect to the Floating Rate Certificates, interest will initially accrue from the Closing Date to and including the day prior to the first Distribution Date. With respect to any Distribution Date thereafter, interest will accrue during the period from and including the preceding Distribution Date to and including the day prior to the current Distribution Date. Interest will accrue on the Floating Rate Certificates on the basis of a 360-day year and the actual number of days elapsed in the applicable Interest Accrual Period. The Floating Rate Certificates will settle flat (no accrued interest). With respect to the Fixed Rate Certificates, the calendar month prior to the month in which the related Distribution Date occurs. The Fixed Rate Certificates will settle with 24 days of accrued interest.

Mortgage Loans:
On the Closing Date a pool of fixed-rate, second lien, residential, closed-end, prime mortgage loans (the “Mortgage Loans”) will be delivered to the trust.

The information set forth herein, unless otherwise stated, is calculated as of the Cut-Off Date with respect to a preliminary pool of Mortgage Loans expected to be delivered to the trust on the Closing Date (the “Mortgage Loan Pool”). The Mortgage Loan Pool consists of 5,016 Mortgage Loans with an aggregate stated principal balance as of the Cut-Off Date of approximately $316,828,801 (the “Cut-off Date Balance”).

Servicing Fee Rate:	0.500% per annum.
Trustee Fee Rate:	Less than 0.01% per annum.
Certificate Insurer Fee Rate:	With respect to the Class A Certificates, 0.240% per annum.
Optional Termination:	The Servicer will be permitted to purchase all of the Mortgage Loans and REO properties and retire the Class A and Class B Certificates on or after the Optional Termination Date (as defined herein).
Optional Termination Date:
The first Distribution Date on which the aggregate stated principal balance of the Mortgage Loans, after giving effect to distributions to be made on that Distribution Date, is less than 10% of the Cut-off Date Balance.

Minimum Denominations:	$100,000 and integral multiples of $1 in excess thereof.
Taxation:	The Issuing Entity will be established as one or more REMICs for federal income tax purposes.
Form of Registration:
It is expected that delivery of the certificates will be made in book-entry form through the Same-Day Funds Settlement System of The Depository Trust Company, which may include delivery through Clearstream, Société Anonyme or Euroclear System.

ERISA Considerations:
The Class A Certificates are expected to be ERISA eligible. If you are a fiduciary of any retirement plan or other employee benefit arrangement subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, you should consult with counsel as to whether you can buy or hold an Offered Certificate.

SMMEA Eligibility:	The Offered Certificates are not expected to be SMMEA eligible.

Credit Enhancement

Credit Enhancement:	1)	FGIC will unconditionally guarantee timely payment of interest on, and ultimate payment of principal of, the Class A Certificates.
	2)	Subordination of lower rated classes of Certificates.
	3)	Overcollateralization, as described herein.
	4)	Excess cashflow.

Overcollateralization Amount:
The Overcollateralization Amount (the "OC") with respect to any Distribution Date will be the excess, if any, of (a) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period over (b) the sum of the Class Certificate Balances of the Class A Certificates, the Class B Certificates and the Class P Certificates (after taking into account the distribution of principal on such Distribution Date).

Overcollateralization Target Amount:
With respect to any Distribution Date, (i) prior to the Stepdown Date, an amount equal to the product of (x) 3.900% and (y) the sum of the aggregate stated principal balance of the Mortgage Loans delivered on the Cut-Off Date (ii) on or after the Stepdown Date provided a Trigger Event is not in effect, the greater of (x) 7.800% of the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period and (y) the product of (a) 0.50% and (b) the sum of the aggregate stated principal balance of the Mortgage Loans delivered on the Cut-Off Date and (iii) if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date.

Extra Principal Distribution Amount:
With respect to any Distribution Date, the lesser of (i) the amount, if any, by which the Overcollateralization Target Amount exceeds the OC on such Distribution Date (calculated for this purpose only assuming 100% of the principal remittance amount on such Distribution Date has been distributed) and (ii) the Total Monthly Excess Spread for such Distribution Date.

Overcollateralization Release Amount:
With respect to any Distribution Date, the excess of (x) the OC, assuming that 100% of the principal portion of clauses (i) and (ii) of Available Funds has been distributed on such date over (y) the Overcollateralization Target Amount.

Available Funds:
With respect to any Distribution Date, the excess of (x) the sum of (i) amounts collected or advanced on the Mortgage Loans during the related Remittance Period and Prepayment Period (net of the Servicing Fee Rate and the Trustee Fee Rate) and (ii) amounts paid by the Certificate Insurer, if any.

Total Monthly Excess Spread:
With respect to any Distribution Date, the excess of Available Funds over amounts distributed to certificate holders as interest and principal (assuming for this purpose only that the Extra Principal Distribution Amount for that Distribution Date is equal to zero) pursuant to the “Interest Payment Priority” and “Principal Payment Priority” described herein.

Credit Enhancement Percentage:
With respect to each class of Class A Certificates and Class B Certificates on any Distribution Date, the percentage obtained by dividing (x) the aggregate Class Certificate Balance of the class or classes subordinate thereto (including the OC), calculated after taking into account distributions of principal to the certificate holders then entitled to distributions of principal on such Distribution Date, by (y) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period.

	Target Credit Enhancement Percentage
	Certificate Class	Closing Date	After Stepdown Date
	A	8.100%	16.200%
	B-1	5.300%	10.600%
	B-2	3.900%	7.800%

Stepdown Date:
The earlier to occur of (i) the first Distribution Date on which the aggregate Class Certificate Balance of the Class A Certificates has been reduced to zero and (ii) the later to occur of (A) the Distribution Date in May 2009 and (B) the date that the Credit Enhancement Percentage for the Class A Certificates (calculated for this purpose without taking into account distributions of principal to the holders of the certificates then entitled to distributions of principal on such Distribution Date) is greater than or equal to 16.200%.

Trigger Event:
With respect to any Distribution Date on or after the Stepdown Date, a Trigger Event is in effect if:
(a)  the percentage obtained by dividing (x) the aggregate stated principal balance of Mortgage Loans delinquent 60 days or more (including Mortgage Loans in foreclosure, all REO property and each Mortgage Loan in bankruptcy) by (y) the aggregate stated principal balance of the Mortgage Loans, in each case, as of the last day of the previous calendar month, equals or exceeds 47.35% of the prior period's Credit Enhancement Percentage for the Class A Certificates; or
(b)  the 6 Month Rolling Average will equal the rolling 6 month average percentage of Mortgage Loans that are 60 or more days delinquent, including Mortgage Loans in foreclosure, all REO property and Mortgage Loans where the related mortgagor has filed for bankruptcy equals or exceeds 5.00% of the aggregated stated principal balance of the Mortgage Loans
(c)  the aggregate amount of Realized Losses (as defined herein) incurred since the Cut-off Date through the last day of the related Remittance Period divided by the Cut-off Date Balance, exceeds the approximate applicable percentages set forth below with respect to such Distribution Date:

Distribution Date Occurring In	Percentage
May 2008 through April 2009	0.25% for the first month, plus an additional 1/12th of 1.25% for each month thereafter
May 2009 through April 2010	1.50% for the first month, plus an additional 1/12th of 1.90% for each month thereafter
May 2010 through April 2011	3.40% for the first month, plus an additional 1/12th of 1.85% for each month thereafter
May 2011 through April 2012	5.25% for the first month, plus an additional 1/12th of 1.50% for each month thereafter
May 2012 through April 2013	6.75% for the first month, plus an additional 1/12th of 0.70% for each month thereafter
May 2013 and thereafter	7.45%

Payment of Interest

Pass-Through Rate:
With respect to each class of Class A and Class B Certificates on any Distribution Date, the lesser of (a) the related Formula Rate for such Distribution Date and (b) the Net WAC Cap for such Distribution Date.

Formula Rate:
With respect to the Floating Rate Certificates and any Distribution Date, 1-Month LIBOR as of the related LIBOR Determination Date plus the certificate margin. Beginning with the first Distribution Date after the Optional Termination Date, the certificate margin for the Floating Rate Certificates will increase to two times (2x) such Certificate’s initial certificate margin.

With respect to each class of the Fixed Rate Certificates on any Distribution Date, a fixed rate per annum as set forth in the prospectus supplement. Beginning with the first Distribution Date after the Optional Termination Date, the formula rate for each of the Fixed Rate Certificates will increase by 0.50% per annum.

Accrued Certificate Interest:
With respect to each class of the Class A and Class B Certificates on any Distribution Date, interest accrued during the related Interest Accrual Period on the Class Certificate Balance of that class immediately prior to such Distribution Date at the then applicable Pass-Through Rate for such class and reduced (to not less than zero), in the case of each such class, by the allocable share, if any, for such class, of prepayment interest shortfalls not covered by Compensating Interest and shortfalls resulting from the application of the Servicemembers Civil Relief Act, as amended, in each case to the extent such shortfalls are not offset by interest accrued on the Class C Certificates.

Unpaid Interest Amounts:
With respect to each class of the Class A and Class B Certificates on any Distribution Date, the sum of (i) the excess of (A) the Accrued Certificate Interest for such class with respect to the prior Distribution Date, plus any undistributed Unpaid Interest Amounts from the prior Distribution Date, over (B) the amount actually distributed to such class with respect to interest on such prior Distribution Date and (ii) interest on such excess accrued at the Pass-Through Rate for such class.

Compensating Interest:
The Servicer will fund an amount equal to: the lesser of (i) prepayment interest shortfalls during the related Prepayment Period and (ii) the product of (a) 0.125% multiplied by (b) one-twelfth multiplied by (c) the aggregate stated principal balance of the Mortgage Loans as of the first day of the prior month, after giving effect to scheduled payments on such first day of the prior month.

Net WAC Cap:
As to any Distribution Date, a per annum rate equal to the weighted average gross rate of the Mortgage Loans in effect on the beginning of the related Remittance Period less the Servicing Fee Rate, Trustee Fee Rate and, in the case of the Class A Certificates, the Certificate Insurer Fee Rate (calculated on an actual/360 day basis with respect to the Floating Rate Certificates).

Net WAC Cap Carryforward Amount:
With respect to the Class A and Class B Certificates on any Distribution Date, (i) the excess of (a) the amount of interest a class of certificates would have accrued for such Distribution Date had the applicable Pass-Through Rate not been subject to the Net WAC Cap, over (b) the amount of interest such class accrued for such Distribution Date based on the Net WAC Cap, together with the unpaid portion of any such amounts from the prior Distribution Date and (ii) accrued interest thereon at the then applicable Pass-Through Rate, without giving effect to the Net WAC Cap. The Net WAC Cap Carryforward Amount will be distributed from payments from certain amounts received from the Total Monthly Excess Spread on a subordinated basis on the same Distribution Date or in any subsequent period. The ratings on each class of the Class A and Class B Certificates will not address the likelihood of the payment of any Net WAC Cap Carryforward Amount.

Interest Remittance Amount:	With respect to any Distribution Date, the portion of clause (i) and (ii) of Available Funds with respect to the Mortgage Loans attributable to interest.

Interest Payment Priority:
On each Distribution Date, the interest distributions will be made in the following order of priority:
(i)  to the Certificate Insurer, the premium for such Distribution Date;
(i)  concurrently, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates, on a pro rata basis, based on the entitlement of each such class, the Accrued Certificate Interest and any Unpaid Interest Amounts related to such Certificates;
(i)  to the Certificate Insurer, any amounts owed to it under the insurance agreement; and
(ii)  from the remaining Interest Remittance Amount, sequentially to the holders of the Class B-1 Certificates and the Class B-2 Certificates, in that order, the Accrued Certificate Interest for each such class.

Payment of Principal

Principal Distribution Amount:
With respect to any Distribution Date, the excess of (x) the portion of clause (i) and (ii) of Available Funds with respect to the Mortgage Loans attributable to principal over (y) the Overcollateralization Release Amount.

Class A-5 Calculation Percentage:
For any Distribution Date will be the fraction, expressed as a percentage, the numerator of which is the Class Certificate Balance of the Class A-5 Certificates and the denominator of which is the aggregate Class Certificate Balance of the Class A Certificates, in each case before giving effect to distributions of principal on that Distribution Date.

Class A-5 Lockout Distribution Amount:
For any Distribution Date will be an amount equal to the product of (i) the Class A-5 Calculation Percentage for that Distribution Date, (ii) the Class A-5 Lockout Percentage for that Distribution Date and (iii) the principal allocable to the Class A Certificates for that Distribution Date. In no event shall the Class A-5 Lockout Distribution Amount exceed the outstanding certificate principal balance for the Class A-5 Certificates or the Class A Principal Distribution Amount for the applicable Distribution Date.

Class A-5 Lockout Percentage:	For each Distribution Date will be as follows:

Distribution Date (Months)	Lockout Percentage
1 to 36	0%
37 to 60	45%
61 to 72	80%
73 to 84	100%
85 and thereafter	300%

Principal Payment Priority:
On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, principal collections and advances up to an amount equal to the Principal Distribution Amount will be distributed in the following order of priority:
(A) to the Class A-5 Certificates, an amount equal to the Class A-5 Lockout Distribution Amount until its Class Certificate Balance has been reduced to zero;
(B) sequentially, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates, in that order, until the Class Certificate Balance of each such class has been reduced to zero;
(C) to the Certificate Insurer, any amounts owed to it under the insurance agreement; and
(D) sequentially, to the holders of the Class B-1 and Class B-2 Certificates, in that order, until the Class Certificate Balance of each such class has been reduced to zero.

On each Distribution Date (a) on or after the Stepdown Date or (b) on which a Trigger Event is not in effect, principal collections and advances will be distributed in the following order of priority:
(A)  to the Class A Certificates, the lesser of the Principal Distribution Amount and the Senior Principal Distribution Amount, sequentially as follows:
(i)  to the Class A-5 Certificates, an amount equal to the Class A-5 Lockout Distribution Amount until its Class Certificate Balance has been reduced to zero;
(ii)  sequentially, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates, in that order, until the Class Certificate Balance of each such class has been reduced to zero,
(iii)  to the Certificate Insurer, and any amounts owed to it under the insurance agreement; and,
(B)  to the Class B-1 Certificates, the lesser of the Class B-1 Principal Distribution Amount and the remaining Principal Distribution Amount, until the Class Certificate Balance of such class has been reduced to zero, and
(C)  to the Class B-2 Certificates, the lesser of the Class B-2 Principal Distribution Amount and the remaining Principal Distribution Amount, until the Class Certificate Balance of such class has been reduced to zero.

Payment of Principal (Continued)

Senior Principal Distribution Amount:
With respect to any Distribution Date, an amount equal to the excess of (x) the Class Certificate Balance of the Class A Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 83.80% and (ii) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period (after giving effect to principal prepayments in the related Prepayment Period) and (B) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period (after giving effect to principal prepayments in the related Prepayment Period) minus approximately 0.50% of the aggregate stated principal balance of the Mortgage Loans delivered on the Cut-Off Date.

Class B-1 Principal Distribution Amount:
An amount equal to the excess of (x) the sum of (i) the aggregate Class Certificate Balance of the Class A Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date) and (ii) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 89.40% and (ii) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period (after giving effect to principal prepayments in the related Prepayment Period), and (B) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period (after giving effect to principal prepayments in the related Prepayment Period) minus approximately 0.50% of the aggregate stated principal balance of the Mortgage Loans delivered on the Cut-Off Date.

Class B-2 Principal Distribution Amount:
An amount equal to the excess of (x) the sum of (i) the aggregate Class Certificate Balance of the Class A Certificates and Class B-1 Certificates (after taking into account the distribution of the Senior Principal Distribution Amount and the Class B-1 Principal Distribution Amount on such Distribution Date) and (ii) the Class Certificate Balance of the Class B-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 92.20% and (ii) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period (after giving effect to principal prepayments in the related Prepayment Period), and (B) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period (after giving effect to principal prepayments in the related Prepayment Period) minus approximately 0.50% of the aggregate stated principal balance of the Mortgage Loans delivered on the Cut-Off Date.

Allocation of Losses

Realized Losses:
The excess of the stated principal balance of a defaulted mortgage loan over the net liquidation proceeds (that are allocated to the principal balance of such mortgage loan). To the extent the Servicer receives subsequent recoveries with respect to any mortgage loan, the amount of any Realized Loss with respect to that mortgage loan will be reduced by such subsequent recoveries. Realized Losses refer to the aggregate amount of losses on the Mortgage Loans.

Allocation of Realized Losses:
Any Realized Losses on the Mortgage Loans on any Distribution Date will first be absorbed by Total Monthly Excess Spread and the OC, then the Class B-2 and Class B-1 Certificates until cumulative Realized Losses begin to be absorbed by the Certificate Insurer. The Certificate Insurer will pay the Class A Certificates the amount by which the Class A Certificate Principal Balances exceed the Principal Balances of the Mortgage Loans. If on any Distribution Date as a result of Realized Losses on the Mortgage Loans, the aggregate Class Certificate Balance of the Class A Certificates and Class B Certificates after giving effect to principal distributions on such date exceeds the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period, such excess (the “Realized Loss Amount”) will be allocated in the following order: Class B-2 and Class B-1 Certificates. Any such allocation to a class of Certificates will be effected by reducing the Class Certificate Balance of such class.

Payment of Total Monthly Excess Spread

Total Monthly Excess Spread Distributions:
With respect to any Distribution Date, any Total Monthly Excess Spread will be distributed in the following order:

(i)        to the certificates then entitled to receive distributions in respect of principal, in an amount equal to the Extra Principal Distribution Amount to be distributed in accordance with the principal distribution priorities described above;

(ii)       to the Class B-1 Certificates, in an amount equal to any Unpaid Interest Amounts for such Certificates;

(iii)     to the Class B-1 Certificates, in an amount equal to the previously allocated and unreimbursed Realized Loss Amounts;

(iv)      to the Class B-2 Certificates, in an amount equal to any Unpaid Interest Amounts for such Certificates;

(v)  to the Class B-2 Certificates, in an amount equal to the previously allocated and unreimbursed Realized Loss Amounts;

(vi)  to the Class A and Class B Certificates any Net WAC Cap Carryforward Amount for such classes;

(vii)  to the Class C Certificates, as provided in the pooling and servicing agreement.

FOR ADDITIONAL INFORMATION PLEASE CALL:

Goldman, Sachs & Co.

Residential Mortgage Finance

Michael Dente	(212) 357-3598
Canem Arkan	(212) 902-2492
Doug Bouquard	(212) 357-2418

MBS Structuring
Guy Solan	(212) 902-5687

Syndicate

Bunty Bohra	(212) 902-7645
Scott Wisenbaker	(212) 902-2858
Scott Walter	(212) 357-8910
Anthony Kim	(212) 357-7160

Rating Agencies

Trading
Dariush Pouraghabagher	(212) 902-2131
Jon Heagle	(212) 902-1692

Selected Mortgage Loan Data(1)
The Mortgage Loans - All Collateral

Scheduled Principal Balance:	$316,828,801
Number of Mortgage Loans:	5,016
Average Scheduled Principal Balance:	$63,164
Weighted Average Gross Coupon:	9.073%
Weighted Average Net Coupon: (2)	8.563%
Weighted Average Current FICO Score:	716
Weighted Average Original LTV Ratio:	17.71%
Weighted Average Combined Original LTV Ratio:	95.16%
Weighted Average Stated Remaining Term (months):	215
Weighted Average Seasoning(months):	3

(1)	All percentages calculated herein are percentages of scheduled principal balance as of the Cut-off Date unless otherwise noted.
(2)	The Weighted Average Net Coupon is equivalent to the Weighted Average Gross Coupon less the Expense Fee Rate.

Distribution by Current Principal Balance

Current Principal Balance	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
$25,000 & Below	721	$13,501,363	4.26%	9.460%	726	$18,726	92.64%	22.51%	59.39%
$25,001 - $50,000	1,576	58,643,590	18.51	9.187	720	37,210	93.55	19.60	79.14
$50,001 - $75,000	941	57,886,070	18.27	9.312	724	61,515	94.51	16.04	83.42
$75,001 - $100,000	919	80,213,307	25.32	9.088	711	87,283	97.28	9.71	95.57
$100,001 - $125,000	627	70,516,230	22.26	9.028	709	112,466	97.53	14.78	96.63
$125,001 - $150,000	146	20,154,684	6.36	8.662	720	138,046	93.25	40.35	94.52
$150,001 & Above	86	15,913,558	5.02	8.109	725	185,041	86.76	40.56	94.78
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Current Rate

Current Rate	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
5.50 - 5.99%	5	$542,843	0.17%	5.874%	758	$108,569	64.59%	96.51%	100.00%
6.00 - 6.49%	20	2,717,173	0.86	6.257	741	135,859	74.10	82.02	100.00
6.50 - 6.99%	91	7,763,229	2.45	6.701	737	85,310	76.92	53.81	100.00
7.00 - 7.49%	435	25,331,861	8.00	7.224	722	58,234	88.03	28.72	98.63
7.50 - 7.99%	629	36,717,579	11.59	7.691	720	58,375	91.45	30.48	98.44
8.00 - 8.49%	711	43,574,197	13.75	8.178	724	61,286	94.01	28.16	98.77
8.50 - 8.99%	776	53,807,472	16.98	8.711	720	69,340	97.18	13.10	98.93
9.00 - 9.49%	525	38,169,456	12.05	9.189	709	72,704	98.08	15.95	96.66
9.50 - 9.99%	590	42,285,435	13.35	9.690	708	71,670	98.71	5.58	91.04
10.00 - 10.49%	370	21,697,676	6.85	10.129	704	58,642	98.62	5.66	85.10
10.50 - 10.99%	245	15,206,308	4.80	10.653	704	62,067	98.09	3.86	79.90
11.00 - 11.99%	206	9,580,160	3.02	11.394	718	46,506	97.59	8.76	56.10
12.00 - 12.49%	75	3,263,401	1.03	12.172	719	43,512	98.61	14.31	27.57
12.50 - 12.99%	56	2,894,483	0.91	12.657	723	51,687	98.48	7.23	12.57
13.00 - 13.49%	144	6,279,300	1.98	13.234	721	43,606	98.84	0.73	6.84
13.50 - 13.99%	62	3,488,569	1.10	13.571	727	56,267	97.40	0.00	4.41
14.00% & Above	76	3,509,660	1.11	15.333	717	46,180	99.81	2.16	0.00
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Credit Score

Credit Score	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
740 & Above	1,207	$68,094,223	21.49%	8.898%	766	$56,416	93.75%	26.56%	81.47%
720 - 739	725	39,686,548	12.53	8.767	729	54,740	93.99	17.59	86.37
700 - 719	1,340	92,228,714	29.11	8.900	709	68,827	95.70	16.42	90.65
680 - 699	1,742	116,735,008	36.84	9.414	689	67,012	95.94	14.03	92.70
Not Available	2	84,308	0.03	11.981	0	42,154	100.00	38.32	100.00
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Lien

Lien	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
2	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Combined Original LTV

Combined Original LTV	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
60.00% & Below	38	$3,800,816	1.20%	7.179%	739	$100,021	53.28%	56.32%	98.25%
60.01 - 70.00%	31	3,346,692	1.06	6.834	731	107,958	65.33	49.40	100.00
70.01 - 80.00%	112	9,273,027	2.93	7.429	722	82,795	77.04	36.33	93.20
80.01 - 85.00%	162	6,105,664	1.93	8.006	719	37,689	84.05	13.20	94.27
85.01 - 90.00%	1,410	65,662,352	20.72	8.250	719	46,569	89.60	10.78	91.98
90.01 - 95.00%	679	40,694,353	12.84	8.702	715	59,933	94.44	29.20	83.82
95.01 - 100.00%	2,558	186,687,946	58.92	9.647	715	72,982	99.87	15.49	88.06
100.01% & Above	26	1,257,951	0.40	7.965	734	48,383	102.01	61.01	100.00
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Original LTV

Original LTV	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
10.00% & Below	1,441	$55,458,176	17.50%	8.204%	719	$38,486	88.95%	9.68%	94.22%
10.01 - 15.00%	725	41,775,498	13.19	8.556	717	57,621	91.49	25.72	86.95
15.01 - 20.00%	2,562	189,957,249	59.96	9.505	715	74,144	98.68	16.28	88.66
20.01 - 25.00%	162	15,841,156	5.00	8.773	719	97,785	90.04	31.04	83.22
25.01 - 30.00%	94	9,645,485	3.04	8.753	724	102,612	89.61	34.20	78.95
30.01% & Above	32	4,151,239	1.31	8.013	727	129,726	86.17	32.98	92.86
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Documentation

Documentation	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
Stated Doc	3,609	$233,049,329	73.56%	9.109%	714	$64,574	95.37%	0.00%	91.14%
Full Doc	898	56,616,358	17.87	8.159	725	63,047	93.04	100.00	90.76
No Ratio	265	15,437,747	4.87	10.474	723	58,256	98.12	0.00	62.63
No Doc	220	10,274,877	3.24	11.271	721	46,704	97.10	0.00	65.56
Limited Doc	24	1,450,491	0.46	8.574	713	60,437	99.17	0.00	100.00
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Purpose

Purpose	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
Purchase	3,363	$220,407,600	69.57%	9.459%	717	$65,539	97.97%	15.09%	85.53%
Cashout Refi	1,361	82,279,136	25.97	8.171	714	60,455	88.45	24.56	96.82
Rate/term Refi	292	14,142,065	4.46	8.319	715	48,432	90.33	22.23	95.33
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Occupancy

Occupancy	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
Owner Occupied	4,137	$281,650,291	88.90%	8.730%	715	$68,081	94.95%	18.24%	100.00%
Investor	733	27,950,408	8.82	11.955	725	38,132	96.55	15.21	0.00
Second Home	146	7,228,103	2.28	11.320	736	49,508	97.95	13.55	0.00
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Property Type

Property Type	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
Single Family	2,927	$185,752,467	58.63%	8.942%	715	$63,462	94.63%	18.56%	91.07%
PUD	1,095	69,504,584	21.94	9.190	718	63,475	95.59	17.47	85.92
Condo	558	32,266,372	10.18	9.197	721	57,825	96.33	18.91	90.50
2 Family	267	19,539,508	6.17	9.085	716	73,182	96.56	8.82	91.17
3-4 Family	85	5,247,357	1.66	11.183	717	61,734	93.56	22.70	35.94
Townhouse	84	4,518,513	1.43	9.295	723	53,792	97.71	21.81	85.59
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by State

State	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
CA	1,702	$137,738,225	43.47%	8.662%	715	$80,927	94.17%	16.67%	98.16%
NY	250	21,470,993	6.78	8.754	713	85,884	95.07	15.60	100.00
FL	414	21,053,785	6.65	9.684	715	50,855	96.13	21.84	79.61
VA	285	19,209,261	6.06	8.817	714	67,401	95.99	11.76	96.31
NV	236	14,031,433	4.43	10.105	722	59,455	95.98	11.04	75.22
MD	205	13,429,069	4.24	8.971	716	65,508	95.26	22.35	92.53
IL	214	11,127,462	3.51	9.532	717	51,997	97.35	10.43	85.18
NJ	149	9,381,260	2.96	8.715	715	62,961	94.16	17.37	99.12
TX	241	8,126,421	2.56	10.069	723	33,720	98.32	22.63	51.91
AZ	153	8,079,336	2.55	10.971	718	52,806	94.83	14.81	38.55
Other	1,167	53,181,557	16.79	9.398	720	45,571	96.12	24.58	76.39
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Zip

Zip	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
91913	15	$1,280,148	0.40%	8.271%	717	$85,343	90.02%	7.80%	100.00%
22193	17	1,202,445	0.38	8.974	703	70,732	97.71	0.00	100.00
20164	15	1,167,505	0.37	9.111	710	77,834	97.26	3.97	83.92
92592	13	1,136,195	0.36	8.232	704	87,400	97.37	38.05	100.00
89123	17	1,107,408	0.35	9.509	719	65,142	96.55	7.47	76.92
92336	12	981,002	0.31	8.574	702	81,750	94.72	12.68	100.00
90650	14	951,897	0.30	8.596	715	67,993	94.66	9.45	100.00
94565	13	888,989	0.28	8.169	736	68,384	86.46	22.50	100.00
89015	15	858,859	0.27	9.773	717	57,257	95.96	5.92	89.94
91709	9	856,691	0.27	7.857	737	95,188	86.39	34.14	100.00
Other	4,876	306,397,661	96.71	9.086	716	62,838	95.20	18.01	88.69
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Remaining Months to Maturity

Remaining Months To Maturity	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
1 - 180	3,946	$250,330,467	79.01%	9.027%	715	$63,439	95.13%	16.74%	88.58%
181 - 240	7	309,132	0.10	9.881	711	44,162	98.40	28.34	100.00
241 - 360	1,063	66,189,202	20.89	9.246	724	62,266	95.24	22.08	90.04
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%

Distribution by Amortization Type

Amortization Type	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
15 Yr Fixed	65	$4,337,921	1.37%	7.189%	728	$66,737	77.72%	55.41%	96.78%
20 Yr Fixed	7	309,132	0.10	9.881	711	44,162	98.40	28.34	100.00
25 Yr Fixed IO	5	370,800	0.12	10.705	750	74,160	97.95	0.00	79.53
30 Yr Fixed	218	8,423,590	2.66	10.825	726	38,640	97.66	19.10	34.34
30 Yr Fixed IO	841	57,472,812	18.14	9.009	723	68,339	94.88	22.63	98.29
Fixed Balloon 30/15	3,869	245,356,013	77.44	9.057	714	63,416	95.43	16.02	88.42
Fixed Balloon 30/15 IO	11	558,533	0.18	9.530	718	50,776	97.25	36.55	92.13
Total:	5,016	$316,828,801	100.00%	9.073%	716	$63,164	95.16%	17.87%	88.90%